Exhibit 99.1

TRC Reduces Costs By $5.5 Million Annually

Windsor, CT  —  January 4, 2006  –  Pursuing its strategy to enhance competitiveness and improve profitability, TRC (NYSE:TRR) announced today that it has reduced staff and associated overhead in corporate and regional non-core service areas, including the elimination of certain underperforming business operations.  The Company estimates that these actions will reduce costs by approximately $5.5 million annually.  TRC said that it will take a one-time pre-tax charge primarily to cover costs of employee severance and facility closure of approximately $1.5 million in the quarter ended December 31, 2005.

“Demand for TRC’s core services is strong, and we are redirecting our resources from non-core service areas to the areas where we see the most attractive prospects for long-term growth,” said Chief Executive Officer Chris Vincze.

Vincze noted that the Company did not file its annual report on Form 10-K for the fiscal year ended June 30, 2005 with the Securities and Exchange Commission by the previously anticipated date of December 31, 2005.  He said that the Company hopes to announce a filing date shortly.

About TRC

TRC is a customer-focused company that creates and implements sophisticated and innovative solutions to the challenges facing America’s environmental, infrastructure, power, and transportation markets.  The Company is also a leading provider of technical, financial, risk management, and construction services to commercial and government customers across the country.  For more information, visit TRC’s website at www.TRCsolutions.com.

Forward-Looking Statements

Certain statements in this press release may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by forward-looking words such as “may,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” or other words of similar import. You should consider statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial condition, or state other “forward-looking” information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those discussed as a result of various factors, including, but not limited to, the availability and adequacy of insurance, the uncertainty of our operational and growth strategies, the challenges inherent in integrating newly acquired businesses, regulatory uncertainty, the availability of funding for government projects, the level of demand for the Company’s services, product acceptance, industry-wide competitive factors, the ability to continue to attract and retain highly skilled and qualified personnel, recent changes in the Company’s senior management, the results of outstanding litigation, risks arising from either failure to identify, or from identified material weaknesses in our internal controls over financial reporting or our inability effectively to remedy such weaknesses, our inability to comply with the terms of our credit facility and our lenders’ future unwillingness to waive our noncompliance, and general political or economic conditions.  Furthermore, market trends are subject to changes, which could adversely affect future results. See additional discussion in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004, and other factors detailed from time to time in the Company’s other filings with the Securities and Exchange Commission.

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